U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            R-TEC TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its charter)

   New Jersey                          7382                   22-3615979
   (State or Jurisdiction            (Primary               (IRS Employer
   of Incorporation or               Standard               Identification
   Organization)                    Industrial                 Number)
                                  Classification
                                       Code)

           37 Ironia Road
            Flanders, NJ                                07836
   (Address of Principal Executive Offices)           (Zip Code)

           (Name, address, and telephone number of agent for service)

                                 Phillip Lacqua
                                 37 Ironia Road
                               Flanders, NJ 07836
                            Telephone: (973) 252-5233

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed
Title of each                      Proposed           Maximum
class of                            Maximum          aggregate       Amount of
securities         Amount to be  offering price     offering      registration
to be registered     registered    per share           price           fee

Common Stock         $225,000(1)    $ .75(4)         $168,750        $ 51.13
                      225,000(2)      .75             168,750          51.13
                       20,000(3)     1.60(4)           32,000           9.70
                                                                      ------
                                                         Total fee:  $111.96

--------
(1) Share to be issued to Robert Spira ("Spira") upon exercise of options granted under the Consulting Agreement between the registrant and Spira Consulting Company.

(2) Shares to be issued to David Morano ("Morano") upon exercise of options granted under the Consulting Agreement between the registrant and Morano Consulting Company.

(3) Shares to be issued to Jack H. Halperin ("Halperin") pursuant to Consulting Agreement between the registrant and Halperin.

(4) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the closing bid and asked prices for the common stock on October 8, 2001.

                                EXPLANATORY NOTE

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of our common stock issuable upon the exercise of options granted under (i) Consulting Agreement between the registrant and Spira Consulting Company, and (ii) between the registrant and Morano Consulting Company for services rendered, and (iii) the issuance of shares to Jack H. Halperin pursuant to a Consulting Agreement between the registrant and Jack H. Halperin. All of such shares are being issued in consideration of services rendered.

Part I Information Required in the Section 10(a) Prospectus

a. General Plan Information

R-Tec Technologies, Inc. ("R-Tec" or the "Company") proposes to issue (i) up to two hundred twenty-five thousand(225,000) of its $.00001 par value common shares at an offering price of $.75 per share, at the option of Spira, pursuant to a Consulting Agreement dated October 8, 2001 between the registrant and Spira Consulting Company and (ii) up to two hundred and twenty-five thousand (225,000) shares of its $.00001 par value common shares at an offering price of $.75 per share at the option of Morano pursuant to a Consulting Agreement dated October 8, 2001 between the registrant and Morano Consulting Company (collectively, the "option plan"). R-Tec also proposes to issue 20,000 of such shares to Jack H. Halperin, pursuant to a Consulting Agreement for services rendered (the "issuance plan").

The purpose of the option plan and the issuance plan is to compensate persons who render services to the Company while preserving the cash resources of the Company.

Neither the option plan nor the issuance plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

This plan is administered by Philip Lacqua, President of R-Tec, 37 Ironia Road, Flanders, NJ 07836. There is no relationship between Spira and either R-Tec, its officers, directors or other affiliates except the contract being administered under the plan. Under applicable Board Resolutions, administration of the plan will devolve to any successor of Mr. Lacqua as President of the corporation. There are no provisions for the removal of Mr. Lacqua as administrator of the plan.

b. Securities to be Offered

A total of four hundred and fifty thousand (450,000) shares of R-Tec's $.00001 par value common stock are being offered under the plan and twenty thousand (20,000) shares are being offered under the issuance plan.

Description of Securities

The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws.


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

Authorized Capital

Our authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. We have outstanding 3,581,620 shares of common stock, all of which are validly issued, fully paid and non-assessable.

Common Stock

The shares being offered are shares of common stock.

R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 3,581,620 shares issued and outstanding. The shares of common stock being offered pursuant to the option plan and the issuance plan will be, when issued in accordance with the terms of the plan, fully paid and non-assessable.

The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors. The rights of the Company's shareholders cannot be Changed without a vote of a majority or more of the Company's outstanding shares, voting as a class.

Preferred Stock

R-Tec is currently authorized to issue shares of Preferred Stock. Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent

                       American Stock Transfer & Trust Co.
                                 40 Wall Street
                               New York, NY 10005

                            Telephone (212) 936-5100

Dividend Policy

We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.

Penny Stock Rules

Broker/dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

c. Employees Who May Participate in the Plan

The only consultants to R-Tec which are entitled to participate in the option plan pursuant to which these securities being offered are Spira Consulting Company and Morano Consulting Company. The only persons entitled to participate in the issuance plan is Jack H. Halperin.

d. Purchase of Securities Pursuant to the Plan and Payment for Securities
Offered.

The option plan will remain open as long as there are any outstanding options under the Consulting Agreements. Pursuant to the plan, each of Spira Consulting Company and Morano Consulting Company may elect to exercise all or any part of the 225,000 options under the Consulting Agreement at an offering price of $.75 per share.

e. Resale Restrictions

There are no restrictions on resale of the shares offered to Spira and Morano pursuant to the option plan or the issuance plan.

f. Tax Effects of Plan Participation

Neither the option plan nor the issuance plan is qualified under Section 401(a) of the Internal Revenue Code.

g. Investment of Funds.

Proceeds from the option plan will be added to the working capital of the Company.

h. Withdrawal from the Plan; Assignment of Interest.

The Consulting Contracts are not assignable.

i. Forfeiture and Penalties

Management believes that breach of the performance obligations under the Consulting Agreement at any time during the course of the agreement would constitute a forfeiture by Spiro or Morano of any further right to receive shares under the plan.

j. Charges and Deductions and Liens Therefor

The Consulting Agreements do not contain any provisions for charges and deductions and taxes that may be made against employees or consultants participating in the plan or against funds, securities or other property held under the plan. Nor are there any provisions which would create a lien on any funds, securities or other property held under the plan.

Item 2. Registrant Information and Employee Plan Annual Information.

All documents incorporated by reference in Item 3 of Part II of the registration statement are now, and will remain available to Robert Spira, David Morano, and any assignee[s] of any part of his interest in the Consulting Agreements, telephone (973) 252-5233.

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in the registration statement. All documents subsequently filed by R-Tec pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

a. R-Tec's annual report for the fiscal year ended December 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

b. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

Item 4. Description of Securities.

The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws.

Authorized Capital

R-Tec's authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. There are 3,581,620 shares of common stock outstanding, all of which are validly issued, fully paid and non-assessable.

Common Stock

The shares being offered are shares of common stock.

R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 3,581,620 shares issued and outstanding. The shares of common stock being offered pursuant to the plan will be, when issued in accordance with the terms of the plan, fully paid and non-assessable.

The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors. The rights of the Company's shareholders cannot be changed without a vote of a majority or more of the Company's outstanding shares, voting as a class.

Preferred Stock

R-Tec is currently authorized to issue shares of Preferred Stock. Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent

                       American Stock Transfer & Trust Co.
                                 40 Wall Street
                               New York, NY 10005
                            Telephone (212) 936-5100

Dividend Policy

We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.

Item 5. Interests of Named Experts and Counsel.

There are no experts named in this registration statement. The counsel who has issued his opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities covered by the plan is receiving 20,000 shares of the registrant's common stock for his services.

Item 6. Indemnification of Directors and Officers.

R-Tec's Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, R-Tec shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of R-Tec pursuant to the foregoing provisions, or otherwise, R-Tec has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that any claim for indemnification against such liabilities, (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, R-Tec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

Item 7. Exemption from Registration Claimed.

There are no restricted securities to be reoffered or resold pursuant to this registration statement. Accordingly, R-Tec does not claim that the reoffer or resale of securities sold pursuant to the plan will be subject to any exemption from registration.

Item 8. Exhibits.

Attached hereto and incorporated herein by reference are the following exhibits pursuant to Item 601 of Regulation S-K.

Exhibit No.            Description

4.1   Consulting Agreement between R-Tec Technologies and Spira Consulting
      Company.
4.2   Consulting Agreement between R-Tec Technologies and Morano Consulting
      Company.
4.3   Consulting Agreement between R-Tec Technologies and Jack H. Halperin.
5.1 An Opinion of Jack H. Halperin as to the legality of the securities being registered.
23.1  Consent of Counsel (contained in Exhibit 5.1)
23.2  Consent of Independent Certified Public Accountant.
24    Power of Attorney


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

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities covered by this Registration Statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, in the Registration Statement.

(2) To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flanders, New Jersey, On June 7, 2001.

R-TEC TECHNOLOGIES, INC.

By:
   -------------------------------
   Philip Lacqua, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

----------------------------------
Philip Lacqua, President, Treasurer and Director

Date: October 10, 2001

----------------------------------
Nancy Vitolo, Vice President, Secretary and Director

Date: October 10, 2001


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

                                 EXHIBIT INDEX

Exhibit No.            Description

4.1   Consulting Agreement between R-Tec Technologies and Spira Consulting
      Company.
4.2   Consulting Agreement between R-Tec Technologies and Morano Consulting
      Company.
4.3   Consulting Agreement between R-Tec Technologies and Jack H. Halperin.
5.1 An Opinion of Jack H. Halperin as to the legality of the securities being registered.
23.1  Consent of Counsel (contained in Exhibit 5.1)
23.2  Consent of Independent Certified Public Accountant.
24    Power of Attorney